EXHIBIT 10.1

EXMOVERE HOLDINGS, INC.
WRITTEN CONSENT BY SHAREHOLDERS

REMOVAL OF DIRECTOR

In lieu of a special meeting of shareholders of Exmovere Holdings, Inc., a corporation duly organized in the state of Delaware (the “Company”), the undersigned, representing both a quorum and a holder of the majority of the shares of the Company, take the following actions by written consent; said actions to have the same full force and effect as if adopted at a meeting duly held and called;

WHEREAS, on November 20, 2009, the Company and Horizon Health International Corp. (“Horizon”) having an address in North Vancouver BC, Canada, entered into a Definitive Agreement (the “Agreement”) with a term of fifteen (15) years;

WHEREAS, Delbert Blewett is the President of Horizon;

WHEREAS, pursuant to the Agreement, Horizon was required to make certain payments to the Company and Horizon failed to make the first payment and also failed to make two subsequent payments and currently owes Exmovere over $520,000;

WHEREAS, the Company sent Horizon notice of default and thereafter informed Horizon that the Company would not cancel the Agreement and after receipt of the notice of default, without Exmovere’s knowledge or consent, Delbert Blewett as President of Horizon issued a press release on February 24, 2010 stating that it had cancelled the Agreement and failed to disclose the default;

WHEREAS, Delbert Blewett’s current position as President of Horizon is a conflict of interest with his duties as Director of the Company;

WHEREAS, pursuant to Section 10 of Article III of the Bylaws, one or more or all the Directors of the Company may be removed with or without cause at any time by the shareholders, at a special meeting of the shareholders called for that purpose, unless the Certificate of Incorporation provides that Directors may only be removed for cause and if a Director was elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove that Director;

WHEREAS, the Company’s Articles of Incorporation do not provide that a Director be removed only for cause; and

WHEREAS,  pursuant to Section 8 of Article II of the Bylaws, any corporate action, other than the election of Directors, the affirmative vote of the majority of shares entitled to vote on that matter and represented either in person or by proxy at a meeting of shareholders at which a quorum is present shall be the act of the shareholders of the Company.

NOW THEREFORE, BE IT RESOLVED THAT, Delbert Blewett is hereby removed as a Director of the Company.

IN WITNESS WHEREOF, we have each executed this Written Consent of the Shareholders in Lieu of Special Meeting, which may be signed in one or more counterparts, each of which when taken together shall constitute one and the same instrument effective as of the date first executed below.

/s/ David Bychkov	April 9, 2010
David Bychkov	Date

/s/ Cheyenne Crow	April 9, 2010
Cheyenne Crow	Date